As filed with the Securities and Exchange Commission on June 6, 2013

Registration Statement No. 333-178201

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-178201

First California Financial Group, Inc.

(Exact name of registrant as

specified in its charter)

Delaware

(State or other jurisdiction
or incorporation or organization)

38-3737811

(I.R.S. Employer

Identification No.)

3027 Townsgate Road, Suite 300

Westlake Village, California 91361

(805) 322-9655

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

PacWest Bancorp

c/o Jared M. Wolff

Executive Vice President and General Counsel
10250 Constellation Blvd., Suite 1640
Los Angeles, CA 90067

(310) 286-1144

(Name, address and telephone number,

including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not Applicable.

If only the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller-reporting company. See the definition of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement on Form S-3 (the “Registration Statement”) of First California Financial Group, Inc. (the “Registrant”):

•                  File No. 333-178201, pertaining to the registration of (a) an indeterminate principal amount and number of each of the identified securities (preferred stock, par value $0.01 per share, and common stock, par value $0.01 per share), up to a proposed maximum aggregate offering price of $50,000,000, for the purpose of offering the securities from time to time in unspecified numbers at unspecified prices and (b) 25,000 shares of Non-Cumulative Perpetual Preferred Stock, Series C, par value $0.01 per share.

On November 6, 2012, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with PacWest Bancorp, a Delaware corporation (“PacWest”).  Pursuant to the Merger Agreement, among other transactions, on May 31, 2013 the Registrant merged with and into PacWest (the “Merger”), with PacWest continuing as the surviving corporation and as the successor in interest to the Registrant following the Merger.

In connection with the consummation of the Merger, the offering pursuant to the Registration Statement has been terminated.  In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Registrant hereby removes from registration the securities of the Registrant registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 6th day of June 2013.  No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

PACWEST BANCORP, AS SUCCESSOR TO
FIRST CALIFORNIA FINANCIAL GROUP, INC.

By:	/s/ Jared M. Wolff
Name:	Jared M. Wolff
Title:	Executive Vice President
and General Counsel of PacWest Bancorp

[Signature Page to FCAL S-3 Post-Effective Amendment (333-178201)]